Northern Funds

FORM N-SAR

Report for the Fiscal Year Ending 3/31/98

Sub-Item 77N: Actions required to be reported pursuant to Rule 2a-7.


As of March 31, 1998, the Northern
Funds' Municipal Money Market Fund (the
"Fund") held securities which had been
downgraded to Prime-3 and A-3 by Moody's
Investors Service, Inc. and Standard and
Poor's Ratings Group, respectively, on
February 26, 1998, and thus were no longer
"Eligible Securities" pursuant to Rule 2a-7 under the Investment Company Act of 1940.
The securities, with principal amount of $14.45 million, were Port of Corpus Christi
Authority of Nueces County, Texas, Variable
Rate Demand Revenue Refunding Bonds, Series
1992 (Union Pacific Corporation Project) maturing on May 4, 1998 (the "Bonds"). As of
March 31, 1998, the Bonds represented less than 1% of the Fund's net assets, and were paid at maturity on May 4, 1998.

At a Special Meeting of the Board of
Trustees of Northern Funds held on March 5,
1998, the Trustees determined that immediate disposal of the Bonds would not be in the best interest of the Fund and its shareholders.


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